EXHIBIT (23)(a)                Gilbert L. McSwain
                                Attorney-at-Law

                         1660 So. Albion St. Suite 309
                             Denver, Colorado 80222
                              Tel. (303) 753-8805
                               Fax (303) 758-9203

                                October 14, 1997

Gateway American Properties Corporation
9145 E. Kenyon Avenue, Suite 200
Denver, Colorado 80237

Gentlemen:

      I have acted as special counsel for Gateway American Properties Corporation, a Colorado corporation ("Company") in connection with a public offering of securities to be offered and sold pursuant to a Registration Statement on Form SB-2 ("Registration Statement") to be filed with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended ("Act").

      As a part of this assignment I have issued a written opinion dated October 8, 1997 ("Opinion") as to the legality and validity of the issuance of the securities to be included in the Registration Statement.

      I hereby consent to the use of the Opinion as an Exhibit to the Registration Statement and to the reference to my name under the heading "Legal Matters" in the Prospectus and Alternative Prospectus constituting a part of the Registration Statement.

Very truly yours,

/s/ Gilbert L. McSwain

Gilbert L. McSwain
Attorney-at-Law